Exhibit 99.1

Contact:	Sandy Martin
Investor Relations
940-297-3877
Sally Beauty Holdings, Inc. Acquires Salon Services
DENTON, Texas, February 16, 2007 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) announced today that it has completed the acquisition of the stock of Chapelton 21 Limited, a private company incorporated in Scotland, conducting its business through direct and indirect subsidiaries including Salon Services (Hair and Beauty Supplies) Ltd. (“Salon Services”).
The Company’s acquisition of Salon Services includes over 80 stores with a combination of company-owned and franchised locations in the United Kingdom, Ireland, Germany, and Spain. The Salon Services business consists of stores, franchises and a mail order catalog offering over 9,000 products. Total revenues for Salon Services were approximately £54 million for the fiscal year ended September 30, 2006. The Company acquired the equity of Salon Services for approximately £30 million, or approximately $59 million, subject to certain adjustments.
“We are pleased to announce our first major acquisition as an independent public company,” stated Gary Winterhalter, President and Chief Executive Officer, “We believe that Salon Services represents a solid strategic fit for the continued international expansion of our Sally Beauty Supply stores.”
About Sally Beauty Holdings, Inc.
Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,300 stores, including approximately 170 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, and Germany. Sally Beauty Supply stores offer more than 5,000 products for hair, skin and nails through professional lines such as Clairol, L’Oreal, Wella, Conair and Revlon, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, along with its outside sales consultants, sell up to 9,500 professionally branded products including Paul Mitchell, Wella, Sebastian, Graham Webb, Rusk, TIGI, Matrix and Redken targeted exclusively for professional and salon use and resale to their customers. For more information about Sally Beauty Holdings, Inc., please visit www.sallybeautyholdings.com.
Cautionary Language Concerning Forward-Looking Statements
Statements in this news release which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.
Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:
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our limited history as a stand-alone company; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; realizing the anticipated benefits of our separation from Alberto-Culver; the fact that, as a separate entity, we will not enjoy all of the benefits of scale that Alberto-Culver achieved with the combination of the consumer products business and our business; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; the highly competitive nature of the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; our dependence upon manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integration of business acquired in the future; opening and operating new stores profitably; protecting our intellectual property rights, specially our trademarks; obtaining the consent of third parties under our contracts; conducting business in international markets; disruption in our information technology systems; natural disasters or acts of terrorism; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing the interest expense due to our interest rate swap agreements; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; significant restrictions on our ability to issue equity securities; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; the interests of our largest stockholder differing from the interests of other holders of our common stock; and regulatory competition review, including any required restructuring or divestiture arising from such review.
Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K and in our quarterly reports on Forms 10-Q since the date of such Annual Report filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.